SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 9, 2006

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 2.02.	Results of Operations and Financial Condition.

On August 9, 2006, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's financial condition and results of operations for the 13 and 26 weeks ended July 29, 2006. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains certain non-GAAP financial measures of operating income and diluted earnings per share from continuing operations, excluding May Company merger integration costs and related inventory valuation adjustments and the gains on sale of accounts receivable, and cash flow from continuing operations before financing activities. Management believes that operating income and diluted earnings per share from continuing operations, excluding May Company merger integration costs and related inventory valuation adjustments and the gains on sale of accounts receivable, is a useful measure in evaluating Federated's ability to generate earnings from continuing operations and that providing such measure will allow investors to more readily compare the earnings referred to in the press release to the earnings provided by Federated in past and future periods. Management believes that excluding May Company merger integration costs and related inventory valuation adjustments and the gains on sale of accounts receivable from these calculations is particularly useful where the amount of such items are not consistent in the periods presented. Management believes that cash flow from continuing operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from continuing operating and investing activities. Management believes that excluding cash flows from continuing financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated dated August 9, 2006.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: August 9, 2006	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, Secretary and General Counsel